As filed with the Securities and Exchange Commission on February 23, 2007

Registration No.  333-133116

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-11

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD REIT I, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-1605

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gerald J. Reihsen, III

Executive Vice President and Secretary

Behringer Harvard REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-1620

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Michael J. Choate, Esq.
Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, Illinois  60601
(312) 836-4066

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-133116

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to Form S-11 Registration Statement (333-133116) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.  No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Consolidated Financial Statements and Exhibits

(b)   Exhibits.  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

10.184	Form of Agreement between the Company and each of its directors (previously filed and incorporated by reference to Form 8-K filed on February 15, 2007)

10.185	Form of Agreement between the Company and each of its executive officers (previously filed and incorporated by reference to Form 8-K filed on February 15, 2007)

23.7	Consent of Deloitte & Touche LLP relating to the Statements of Revenues and Certain Operating Expenses of Bank of America Plaza, Three Parkway, Resurgens Plaza and Eldridge Place

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 23rd day of February, 2007.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Robert M. Behringer
Robert M. Behringer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Behringer	Chief Executive Officer, Chief Investment Officer and Director (Principal Executive Officer)	February 23, 2007
Robert M. Behringer

*	President, Chief Operating Officer and Director	February 23, 2007
Robert S. Aisner

*	Chief Financial Officer (Principal Financial Officer)	February 23, 2007
Gary S. Bresky

/s/ Kimberly Arianpour	Chief Accounting Officer (Principal Accounting Officer)	February 23, 2007
Kimberly Arianpour

*	Director	February 23, 2007
Charles G. Dannis

*	Director	February 23, 2007
Steven W. Partridge

*	Director	February 23, 2007
G. Ronald Witten

*	/s/ Robert M. Behringer
Signed on behalf of the named individuals by
Robert M. Behringer under power of attorney.

EXHIBIT INDEX

Exhibit No.	Description

10.184	Form of Agreement between the Company and each of its directors (previously filed and incorporated by reference to Form 8-K filed on February 15, 2007)

10.185	Form of Agreement between the Company and each of its executive officers (previously filed and incorporated by reference to Form 8-K filed on February 15, 2007)

23.7	Consent of Deloitte & Touche LLP relating to the Statements of Revenues and Certain Operating Expenses of Bank of America Plaza, Three Parkway, Resurgens Plaza and Eldridge Place